EXHIBIT 3.200.1

                            CERTIFICATE OF AMENDMENT
                                       OF

                          CERTIFICATE OF INCORPORATION
                                       OF
                           CITIZENS UTILITIES COMPANY


         It is hereby certified that:

         1.  The name of the corporation is

                                    CITIZENS UTILITIES COMPANY

         The date of filing of the original Certificate of Incorporation of the Company with the Secretary of State was November 12, 1935.

         2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth in its entirety and by substituting in lieu of said Article Fourth the following new Article Fourth:

                  "FOURTH: (a) The total number of shares of stock which this corporation shall have authority to issue is six hundred and fifty million (650,000,000) shares of which fifty million (50,000,000) shares shall be shares of Preferred Stock with a par value of one cent ($.0l) each, amounting in aggregate to five hundred thousand dollars ($500,000), six hundred million (600,000,000) shares shall be shares of Common Stock, par value of twenty-five ($.25) each, amounting in the aggregate to one hundred and fifty million dollars ($150,000,000).

                  (b) The Preferred Stock may be issued from time to time in one or more series, and in such amounts as may be determined by the Board of Directors. The designations, powers, preferences and relative, participating optional, conversion and other rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock of each series, which shall not be fixed by the Certificate of Incorporation, shall be such as may be fixed or altered by resolution or resolutions by the Board of Directors (authority so to do being hereby expressly granted to, and vested in, the Board of Directors) to the full extent now or hereafter permitted by the laws of Delaware.

                  (c ) Each holder of Common Stock shall at every meeting of the stockholders be entitled to one vote in person or by written proxy signed by him for each full share of Common Stock owned by him and shall be entitled to vote upon all such matters as may come before the stockholders including without limitation the election of directors, which shall be decided by majority vote of the Common Stock present or represented by proxy and entitled to vote at the meeting. The stockholders of this corporation shall have no preemptive right to subscribe to any issue of shares of stock of this corporation now or hereafter made.

                  (d) Each full share of the former Common Stock Series B with the par value of twenty-five cents ($.25) each ("Common Stock Series B") which shall be outstanding immediately prior to the time when this Article FOURTH shall become effective, shall, upon such effectiveness, automatically and without any further action on the part of the holder thereof, be changed and reclassified into one full share of Common Stock. Each certificate representing a share or shares of Common Stock Series B (including those certificates representing a share or shares of the former Common Stock Series A) shall thereafter represent a like number of shares of Common Stock of this corporation into which the shares of Common Stock Series B have been changed and reclassified and shall for all purposes be deemed evidence of the ownership of a like number of shares of Common Stock of this corporation into which the shares of Common Stock Series B have been changed and reclassified. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of Common Stock, but, as such certificates representing shares of Common Stock Series B are surrendered for transfer, this corporation shall cause to be issued certificates representing shares of Common Stock, and, at any time upon surrender by any holders of certificates representing Common Stock Series B, this corporation shall cause to be issued thereof certificates for a like number of shares of Common Stock of this corporation."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted by the stockholders and the Board of Directors, respectively, of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         4. The capital of the Company will not be reduced under or by reason of any amendment in this Amended Certificate of Incorporation hereinafter set forth.

         Signed as of May 21, 1998.

                                                     /s/ Charles J. Weiss
                                                     ------------------------
                                                     Secretary